Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Perficient, Inc.:

We consent to the use of our report dated February 25, 2021, with respect to the consolidated financial statements of Perficient, Inc., and the effectiveness of internal control over financial reporting, incorporated herein by reference.

                        /s/ KPMG LLP

St. Louis, Missouri
June 25, 2021